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                           EXHIBIT 99.1
                           Press Release issued by Registrant,
                           dated April 2, 2001

      GALAXY NUTRITIONAL FOODS RETAINS TUCKER ANTHONY SUTRO CAPITAL MARKETS
                 TO REVIEW UNSOLICITED INDICATIONS OF INTEREST

ORLANDO, Florida (April 2, 2001) - Galaxy Nutritional Foods Company (AMEX: GXY), a leading producer of delicious and nutritious health-promoting dairy and dairy related alternatives for the retail, foodservice and industrial markets, today announced that it has retained Tucker Anthony Sutro Capital Markets as financial advisor. Tucker Anthony Sutro will evaluate recently received indications of interest in Galaxy which may include strategic alliances and/or a sale or merger of the Company. The Company indicated that there can be no assurance as to the outcome of the review of the indications of interest.

President, Chairman and Chief Executive Officer Angelo Morini, commented, "Galaxy's Board, acting in its fiduciary capacity on behalf of all shareholders, believes that retaining Tucker Anthony Sutro to assist us in evaluating the several unsolicited indications of interest we have received is in everyone's best interest. Galaxy is successfully expanding its relationships with conventional grocery and foodservice accounts with our wide array of branded products, and we have established ourselves as an industry leader in the nutritional food category, the fastest growing segment of the retail food market. Given the ongoing consolidation taking place in the nutritional food category, we understand the attraction to Galaxy at this time and are confident that Tucker Anthony Sutro can provide insight on Galaxy's operations, strategic direction and alternatives with the goal of ultimately maximizing shareholder value."

ABOUT GALAXY NUTRITIONAL FOODS, INC.

Galaxy Nutritional Foods is a leading producer of health-promoting dairy and dairy related alternatives for the retail, foodservice and industrial markets. The Company manufactures plant-based products that are low or no fat (no saturated fat), have no cholesterol, contain no lactose and are growth hormone and anti-biotic free and have more vitamins and minerals than conventional dairy products through a safer proprietary hot-process. Galaxy products, available at health food stores and grocers, are part of the nutritional or functional food category, the fastest growing segment of the retail food market. Galaxy brand names include Veggie Milk(TM), Veggie Slices(TM), formagg(R), Soyco(R), Soymage(R), Wholesome Valley(TM), Lite Bakery(R), Veggie Cafe(TM) and Veggie Lite Bakery(R). For more information please visit the Company's web site at www.galaxyfoods.com.

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.